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                                  DESIGNS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            JEWELCOR MANAGEMENT, INC.
     (NAME OF PERSON(S) FILING DEFINITVE ADDITIONAL MATERIAL, IF OTHER THAN
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FOR IMMEDIATE RELEASE
Wilkes-Barre, Pennsylvania
January 8, 1999
Contact:          Jacqueline Quigley  (561) 447-4713


        Holtzman calls on Designs, Inc. to make immediate drastic cuts in
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                   overhead and remove anti-takeover defenses.
                  --------------------------------------------

Earlier this week, the President and CEO of Designs, Inc. (NASDAQ: DESI) stated that he was pleased with the improved sales results in the Levi's and Dockers Outlet by Designs stores over the past three months. According to Designs' press release dated January 5, 1999, the number of stores increased from 70 stores in fiscal 1997 to 95 stores in fiscal 1998 while sales remained virtually flat for the last quarter of the calendar year.

Shareholder activist Seymour Holtzman stated, "It is incredible that management is encouraged by recent sales results. They should not be pleased until they return to profitability. The fact is that the company has sustained a $71.4 million operating loss over the 21 months ended October 31, 1998, and the price of the stock price dropped to $.125 per share during that time period. The company should more significantly reduce administrative and other overhead expenses."

"While individual and institutional shareholders have lost a lot of money, management and the Board of Directors are still enjoying their high paying salaries and board fees, and continue to spend hundreds of thousands of dollars in an attempt to coerce me into "backing off" from my initiative. Even a symbolic gesture by senior management and the Board of Directors of taking a cut in their pay would set the tone for the rest of the company. Instead, it is business as usual. I believe that there needs to be an immediate elimination of all overhead and expenses other than that related to Levi Strauss and Dockers apparel."

Holtzman also contends that the company should remove its anti-takeover defenses. He stated, "The removal of the anti-takeover defenses would also send a long overdue positive message to the financial community. In my opinion, the only purpose of anti-takeover defenses is to keep management entrenched. Why would shareholders want to perpetuate management and a Board of Directors who are responsible for the serious losses that shareholders have incurred? I have always said that everyone benefits from good management... employees and shareholders. In my opinion, the only people who benefit from bad management is management."

Page Two (2)
Designs, Inc.
January 8, 1999


"The company should take action now to show that they are sincere in their stated intentions to make changes, and not limit shareholder rights. Their tactics of attempting to intimidate me with threats of lawsuits is unconscionable. Why in the world are they spending money to silence shareholders who have every right to be disgusted with the financial deterioration of their company, as well as the decrease in its stock price?"

"Although I have spent a significant amount of time and money in my efforts, it is heartwarming for me to receive numerous phone calls and accolades from shareholders praising my efforts to maximize shareholder value. Yesterday I received a call from a shareholder who owns 400 shares of stock. She thanked me profusely for my efforts and said she had hoped the company would be sold so she could use the money received for her upcoming wedding. Coincidentally, she happens to live in my hometown of Kingston, Pennsylvania."

"In my opinion, shareholders are cynical as to whether management will actually accept an offer to purchase the company. Why does the stock currently sell for approximately 1/2 of book value when the Chief Financial Officer stated on December 11, 1998 that the company was worth well in excess of book value? Shareholders should be mindful that just because the company has hired an investment banking firm, it does not mean that they will actually sell the company. They should also realize that if management does not accept an offer, they do not have to notify shareholders of the offer."

"I believe that this is likely a single opportunity that shareholders now have. Should my efforts on behalf of all shareholders not succeed, the company will then have the opportunity to put in more anti-takeover devices to perpetuate their management at the expense of the shareholders."